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                                                                    EXHIBIT 3(b)



Robert E. Schneider, F.S.A.
Vice President and Chief Actuary


Gentlemen:

In my capacity as Vice President and Chief Actuary of New England Variable Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

The preparation of Post-Effective Amendment No. 3 to the registration statement on Form S-6 (File No. 33-10954), filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The "sales load" as defined in paragraph (c) (4) of Rule 6(e)-2 under the Investment Company Act of 1940, shall not exceed 9 per centum of the single premium.

2. The Prospectus information contained in (i) the example of variations in death benefits on page 14; (ii) the example of how the maximum loanable amount is determined on page 16; and (iii) the example of the impact of a policy loan on page 16, based on the assumptions stated in the illustrations, is consistent with the provisions of the Policies.

3. The prospectus information contained in the demonstration of the increase in variable death benefit and table of net single premiums in Appendix B, the description of the Cost of Insurance Factor in Appendix C, and the description of historical investment experience in Appendix D, based on the assumptions stated in the appendices, is consistent with the provisions of the Policies.

4. The illustration of death benefits, cash values, net cash surrender values, accumulated premiums and internal rates of return on net cash surrender values shown in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations,
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     appear to be correspondingly more favorable to prospective purchasers of
     Policies for males aged 25 or 40 in the underwriting class illustrated than to prospective purchasers of Policies for males at other ages or underwriting classes or for females.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.

                                        Sincerely,



                                        Robert E. Schneider, F.S.A.
                                        Vice President and Chief Actuary